                                                                   Exhibit 99.1

                                                                   NEWS RELEASE


Contact: Paul S. Feeley                                For Release: Immediately
         Senior Vice President, Treasurer &
           Chief Financial Officer
         (617) 628-4000

                     CENTRAL BANCORP, INC. REPORTS FINANCIAL
                   RESULTS FOR THE THREE AND SIX MONTHS ENDED
                               SEPTEMBER 30, 2009

      SOMERVILLE, MASSACHUSETTS, November 3, 2009 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended September 30, 2009 increased to $604 thousand, or $0.30 per diluted share, as compared to a net loss of $9.5 million, or $6.80 per diluted share, for the comparable prior year quarter. The Company's net income for the six months ended September 30, 2009 was $901 thousand, or $0.40 per diluted share, as compared to net loss of $9.1 million, or $6.53 per diluted share, for the corresponding period in 2008. The financial results for both 2008 periods were significantly impacted by the September 2008 conservatorship of the Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") that resulted in a $9.4 million impairment of the value of the Company's investment in the preferred stock of those companies. No tax benefit was recorded during that period as the losses were initially considered capital losses and there were insufficient capital gains to offset such losses. However, during the subsequent quarter ending December 31, 2008, the Company recognized a tax benefit of approximately $3.5 million on the Fannie Mae and Freddie Mac impairment charges due to the October 3, 2008 enactment of the Emergency Economic Stabilization Act of 2008, which permitted the Company to treat losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes.

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 2 OF 8

      Net interest and dividend income totaled $4.2 million during both the quarter ended September 30, 2009 and the quarter ended September 30, 2008. Interest income totaled $7.2 million during the quarter ended September 30, 2009, which represents a decrease of $575 thousand as compared to interest income of $7.8 million during the quarter ended September 30, 2008. This decrease in interest income was largely offset by a $563 thousand decrease in interest expense, which totaled $3.0 million during the quarter ended September 30, 2009 compared to $3.6 million during the quarter ended September 30, 2008. The net interest rate spread and the net interest margin were 2.90% and 3.19%, respectively, for the quarter ended September 30, 2009 compared to 2.82% and 3.14%, respectively, for the quarter ended September 30, 2008, with the changes in these ratios resulting from rate and volume changes as follows. The cost of funds decreased by 41 basis points mainly due to a general decline in interest rates and aggressive liability management. During the quarter ended September 30, 2009, the yield on interest-earning assets declined by 33 basis points primarily due to a 129 basis point decrease in interest income on investments and a 165 basis point reduction in interest income on short-term investments. The reduced yield on investments during the quarter ended September 30, 2009 was primarily due to the combined effect of: (1) a $96 thousand decrease in dividends which resulted from the elimination of dividends on preferred stock issued by the Fannie Mae and Freddie Mac as a result of the above referenced events related to those companies in September 2008; and (2) a reduction of $65 thousand in FHLB stock dividends due to the FHLB of Boston's elimination of its dividend as announced in February 2009. The average balance of short-term investments increased from $11.0 million during the quarter ended September 30, 2008 to $19.6 million during the quarter ended September 30, 2009. This increase was primarily due to management's determination to use proceeds received from the December 2008 sale of $10.0 million of preferred stock and warrant to purchase common stock to the U.S. Treasury Department as a participant in the federal government's TARP Capital Purchase Program, and proceeds from loan and securities repayments and maturities, to purchase short-term investments due to a lack of attractive re-investment alternatives during the recessionary economic environment.

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 3 OF 8

      Notwithstanding the increase in the average balance of short-term investments, interest income on these investments declined by $40 thousand as the Federal Reserve lowered the fed funds target rate by approximately 175 basis points from 200 basis points during the quarter ended September 30, 2008 to 25 basis points during the quarter ended September 30, 2009. This decrease in the fed funds target rate had a corresponding effect on the interest earned on the Company's short-term investments, as the interest earned on these assets is closely tied to the target fed funds rate. Short-term investments are primarily comprised of federal funds sold and interest-earning balances at the Federal Reserve Bank of Boston.

      The provision for loan losses for the quarter ended September 30, 2009 totaled $200 thousand compared to a provision for loan losses of $900 thousand during the quarter ended September 30, 2008, the prior period's provision being primarily attributable to one borrowing relationship. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during the quarter ended September 30, 2009. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.

      Non-interest income increased by $9.5 million from $(9.1) million during the quarter ended September 30, 2008 to $410 thousand during the quarter ended September 30, 2009. As previously mentioned, the Company recorded a $9.4 million impairment on Fannie Mae and Freddie Mac preferred stock during the quarter ended September 30, 2008. Additionally, net loss on the sales or write-downs on other securities totaled $115 thousand during the quarter ended September 30, 2008 compared to $0 during the quarter ended September 30, 2009. Gains on the sale of loans increased from $3 thousand during the quarter ended September 30,

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 4 OF 8

2008 to $32 thousand during the quarter ended September 30, 2009 due to increased loan origination and sale activity during the 2009 period. Other non-interest income decreased by $35 thousand over the two periods primarily due to a $20 thousand decrease in third party brokerage income.

      Non-interest expenses decreased by $121 thousand to $3.5 million during the quarter ended September 30, 2009 as compared to $3.6 million during the quarter ended September 30, 2008. Included in this decrease were a $183 thousand decrease in salaries and benefits primarily due to the receipt of benefits-related legal settlement, and a $197 thousand increase in other expenses mainly due to a $122 thousand increase in FDIC insurance premiums. Also, professional fees decreased by $70 thousand and marketing expenses decreased by $51 thousand.

      The effective income tax rate for the quarter ended September 30, 2009 was 33.7%, compared to an effective income tax rate of (0.7)% for the same quarter of 2008. The tax rate for the 2008 quarter resulted from the losses due to the Fannie Mae and Freddie Mac impairment charge during the 2008 quarter, as previously mentioned, and the Company's inability to take the tax benefit recorded during the fourth quarter of 2008 during the three months ended September 30, 2009.

      In addition to the losses relating to the Fannie Mae and Freddie Mac preferred stock, items primarily affecting the Company's earnings for the six months ended September 30, 2009 when compared to the six months ended September 30, 2008 were: a decrease in net interest income of $89 thousand; a decrease in the provision for loan losses of $850 thousand primarily resulting from provisions for loan losses related to one borrower which totaled $1.1 million during the six months ended September 30, 2008 and the absence of such a provision in the 2009 period; a net loss in sales and write-downs on other securities of $144 thousand, and an increase in non-interest expenses of $194 thousand. The increase in non-interest expenses was primarily the result of a $350 decrease in salaries and benefits, and a $453 thousand increase in deposit insurance premiums which included a special assessment recorded during June 2009 that totaled $270 thousand.

      The net interest rate spread and the net interest margin improved from 2.67% and 3.01%, respectively, for the six months ended September 30, 2008 to 2.75% and 3.04%, respectively, for the 2009 comparable period, primarily due to

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 5 OF 8

a 43 basis point reduction in the cost of funds, partially offset by a 35 basis point decrease in the average rate earned on interest-earning assets.

      Total assets were $540.7 million at September 30, 2009 compared to $575.8 million at March 31, 2009, a decrease of $35.1 million. Generally, management utilized short-term investments, as well as loan repayment proceeds, to fund investment purchases and certain maturing deposits and borrowings. During the six months ended September 30, 2009, cash on hand increased by $187 thousand, short-term investments decreased by $27.0 million, and investment securities increased by $811 thousand. Total loans decreased by $4.6 million as commercial real estate loans decreased by $12.7 million and construction loans declined by $10.4 million as management de-emphasized these types of lending as a result of the current market environment. Residential and home equity loans increased by $21.2 million, from $190.7 million at March 31, 2009 to $211.9 million at September 30, 2009 due to management's increased emphasis on this type of lending. Commercial and industrial loans decreased slightly, from $4.8 million at March 31, 2009 to $4.7 million at September 30, 2009. Deposits decreased by $33.9 million due to a decrease in certificates of deposit of $37.0 million, partially offset by a net increase in core deposits of $3.1 million. To reduce excess short-term investments, management strategically did not renew certain maturing certificates of deposit. FHLB advances decreased by $3.1 million to $141.5 million at September 30, 2009 from $144.6 million at March 31, 2009 as a maturing advance was not renewed but was instead funded with available cash.

      The net increase in stockholders' equity from $40.2 million at March 31, 2009 to $43.1 million at September 30, 2009 is primarily the result of a $2.1 million decrease in accumulated other comprehensive loss resulting from net increases in the market values of available for sale securities, and net income of $901 thousand.

(continued)

CENTRAL BANCORP, INC.
PAGE 6 OF 8

      The Company's and the Bank's capital ratios were as follows:


                                   -----------------------------------------------------
                                                                             REGULATORY
                                                                              THRESHOLD
                                                                              FOR WELL
                                   September 30, 2009     March 31, 2009     CAPITALIZED
                                   ------------------     --------------    -------------
Central Bancorp:
Tier 1 Leverage                          8.64%                7.77%             5.0%
Tier 1 Risk-Based Ratio                 13.15%               11.56%             6.0%
Total Risk-Based Ratio                  13.90%               12.41%            10.0%

Central Co-operative Bank:
Tier 1 Leverage                         7.45%                 6.61%             5.0%
Tier 1 Risk-Based Ratio                11.34%                 9.84%             6.0%
Total Risk-Based Ratio                 12.09%                10.69%            10.0%

      At September 30, 2009, non-performing assets totaled $5.2 million, or 0.97% of total assets, as compared to non-performing assets of $7.8 million, or 1.35% of total assets, at March 31, 2009. This decrease is primarily attributable to the sales of two parcels of residential other real estate owned which totaled $2.7 million. At September 30, 2009, other real estate owned totaled $336 thousand compared to a balance of $3.0 million at March 31, 2009. While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 7 OF 8

      This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "should," "planned," "estimated" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company's ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Additional factors that may affect our results are discussed under "Item 1A Risk Factors" in the Company's Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website (www.sec.gov) and to which reference is hereby made. These factors should be considered in evaluating the forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  (continued)

CENTRAL BANCORP, INC.
PAGE 8 OF 8

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Quarter Ended            Six Months Ended
                                                    September 30,             September 30,
                                                 --------------------------------------------
                                                 2009          2008        2009          2008
                                                 --------------------------------------------
                                                     (Unaudited)               (Unaudited)
Net interest and dividend income                 $ 4,186      $ 4,198     $ 8,034    $ 8,123
Provision for loan losses                            200          900         250      1,100
Net gain (loss) from sales or write-downs
 of investment securities other than
 FNMA or FHLMC                                         -         (115)          -       (144)
Net loss from write-downs
  of FNMA and FHLMC                                    -       (9,394)          -     (9,394)

Gains on sales of loans                               32            3         181         15
Other non-interest income                            378          412         763        857
Non-interest expenses                              3,485        3,606       7,408      7,214
                                                 -------      -------     -------    -------
Income (loss) before taxes                           911       (9,402)      1,320     (8,857)
Provision for income taxes                           307           64         419        208
                                                 -------      -------     -------    -------
  Net income (loss)                              $   604      $(9,466)    $   901    $(9,065)
                                                 =======      =======     =======    =======
Net income (loss) available to
  common shareholders                            $   451      $(9,466)    $   596    $(9,065)
                                                 =======      =======     =======    =======
Earnings (loss) per share:
  Basic                                          $  0.31      $ (6.80)    $  0.41    $( 6.53)
                                                 =======      =======     =======    =======
  Diluted                                        $  0.30      $ (6.80)    $  0.40    $( 6.53)
                                                 =======      =======     =======    =======
  Weighted average number of
    shares outstanding:
  Basic                                            1,452        1,391       1,449     1,388
                                                 =======      =======     =======    =======
  Diluted                                          1,498        1,391       1,473     1,388
                                                 =======      =======     =======    =======

Outstanding shares, end of period                  1,640        1,640       1,640     1,640
                                                 =======      =======     =======    =======

                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         September 30,       March 31,
                                             2009              2009
                                     -------------------------------------
                                                 (Unaudited)
Total assets                            $ 540,674            $ 575,827
Short-term investments                     10,368               37,323
Total investments                          46,120               45,309
Total loans (1)                           459,310              463,878
Allowance for loan losses                   2,719                3,191
Other real estate owned                       336                2,986
Deposits                                  341,218              375,074
Borrowings                                141,668              145,597
Subordinated debentures                    11,341               11,341
Stockholders' equity                       43,130               40,239
Book value per common share                 20.49                18.76
Book equity to assets                        7.98%                6.99%
Non-performing assets to total assets        0.97                 1.35

(1) Includes loans held for sale of $732 and $3,208 at September 30, 2009 and March 31, 2009, respectively.

                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      Quarter Ended          Six Months Ended
                                      September 30,            September 30,
                                   -------------------------------------------
                                     2009        2008        2009        2008
                                   -------------------------------------------
                                       (Unaudited)             (Unaudited)
Return on average assets             0.44 %     (6.81)%      0.32 %     (3.23)%
Return on average equity             5.68      (99.95)       4.31      (46.57)
Interest rate spread                 2.90        2.82        2.75        2.67
Net interest margin                  3.19        3.14        3.04        3.01